Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into by, between, and among DiamondRock Hospitality Company (“DRHC”), Sean Mahoney (“Mr. Mahoney”) and RLJ Lodging Trust (“RLJ” and, together with DRHC and Mr. Mahoney, the “Parties”). This Agreement shall be effective on the first business day after it becomes fully executed (the “Effective Date”).
RECITALS
WHEREAS, Mr. Mahoney was previously employed by DRHC;
WHEREAS, in connection with such employment, DRHC and Mahoney entered into a Severance Agreement dated March 9, 2007, and amended by that certain Amendment to Severance Agreement dated December 7, 2010 (together, the “Severance Agreement”);
WHEREAS, Section 5(a) of the Severance Agreement (“Non-Competition”) provided that during the Restricted Period as defined in the Severance Agreement (the “Restricted Period”), Mr. Mahoney would be subject to certain restrictions on his activities;
WHEREAS, Section 2(g) of the Severance Agreement (“Restricted Period”) further provided that the Restricted Period would be the period of Mr. Mahoney’s employment with DRHC, “which period may be extended for an additional period of 12 months if [Mr. Mahoney] is entitled to, and receives, the Cash Severance specified under Section 3(b)(2) hereof”;
WHEREAS, Mr. Mahoney entered into a General Release Agreement with DRHC, which he signed on March 25, 2018 and DRHC signed on March 26, 2018 (the “General Release Agreement”);
WHEREAS, the General Release Agreement provided that the Restricted Period was extended to March 31, 2019 and that DRHC was to pay Mr. Mahoney the Cash Severance pursuant to Section 3(b)(2) of the Severance Agreement (the “Cash Severance”) and to provide certain other consideration, including without limitation vesting of certain equity rights;
WHEREAS, in April 2018, DRHC paid Mr. Mahoney the Cash Severance and other amounts pursuant to the General Release Agreement;
WHEREAS, Mr. Mahoney thereafter requested the consent of DRHC to eliminate the Restricted Period to enable him to become employed by RLJ as its Chief Financial Officer (“CFO”);
WHEREAS, DRHC declined such request and thereafter initiated litigation against Mr. Mahoney in the United States District Court for the District of Maryland (the “Court”), entitled DiamondRock Hospitality Company v. Sean M. Mahoney, Civil Action No. 8:18-cv-01424-RWT (the “Litigation”), in which DRHC contended that pursuant to the Severance Agreement and the General Release Agreement, Mr. Mahoney was barred from employment with RLJ as its CFO until April 1, 2019;
WHEREAS, Mr. Mahoney disputes DRH’s position that he is subject to an enforceable obligation to refrain from employment with RLJ as its CFO until April 1, 2019;
WHEREAS, RLJ desires to hire Mr. Mahoney as its CFO and Mr. Mahoney desires such employment; and
WHEREAS, the Parties seek to resolve the differences between DRHC on the one hand and RLJ and Mr. Mahoney on the other hand, to the extent that those differences relate to the disputes in or reasonably related to the Litigation;
NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and intending to be legally bound, the Parties agree as follows:

1.Non-Admission. This Agreement shall not in any way be construed as an admission by any of the Parties of any liability or any act of wrongdoing whatsoever against any other Party.

2.Equity. Mr. Mahoney agrees that his rights to equity in DRHC shall revert to those rights that he would have had if the termination of his employment with DRHC on March 31, 2018 had been treated as a voluntary resignation by Mr. Mahoney without “Good Reason” as defined in Section 2(f) of the Severance Agreement. DRHC and Mr. Mahoney agree that this shall result in the forfeiture by Mr. Mahoney of 51,061 shares of DRHC restricted stock and 113,668 performance share units of DRHC, which includes all dividends accrued after March 31, 2018. DRHC shall ensure that its tax reporting to the Internal Revenue Service for 2018 includes any adjustments necessary to take into account such forfeiture and avoid an overstatement of Mr. Mahoney’s 2018 W-2 income.

3.Payment. Within thirty (30) days of the Effective Date, Mr. Mahoney shall pay DRHC $526,813 (the “Payment”). The Payment equals the sum of (i) $515,743, which equals fifty percent (50%) of the difference between the gross amount of the Cash Severance (as defined in Section 3(b)(ii) of the Severance Agreement), i.e., $1,620,000, and the amounts that DRHC withheld or deducted from the Cash Severance portion of payments to Mr. Mahoney for tax-related purposes; and (ii) $11,070, which equals fifty percent (50%) of the difference between the gross amount of dividends accrued and paid to Mr. Mahoney with respect to 51,061 shares of DRHC restricted stock forfeited pursuant to Section 2 above, i.e., $40,330 (the “Excess Dividend Payment”), and the amounts that DRHC withheld or deducted from such dividends for tax-related purposes. DRHC shall ensure that its tax reporting to the Internal Revenue Service for 2018 with respect to the Cash Severance portion of Mr. Mahoney’s income from DRHC is limited to Cash Severance income of $810,000 and that its tax reporting to the Internal Revenue Service for 2018 with respect to the Excess Dividend Payment is limited to $20,165.

4.Employment with RLJ. For the purpose of Mr. Mahoney’s employment with RLJ or any of its subsidiaries, DRHC agrees that the Restricted Period shall end on the later of (i) July 31, 2018 or (ii) the date when DRHC receives the Payment from Mr. Mahoney. Mr. Mahoney acknowledges that such reduction of the Restricted Period applies only to employment with RLJ or any of its subsidiaries and does not affect the length of the Restricted Period with respect to employment by or other activities with any lodging-oriented real estate investment company that are prohibited by Section 5(a) of the Severance Agreement.

5.Non-Solicitation Period. Section 6 of the Severance Agreement (“Non-Solicitation of Employees”) is amended by replacing “12 months” with “24 months,” such that the restrictions of such Section 6 shall continue to and including March 31, 2020.

6.Continuation of Obligations. Except as modified above, Mr. Mahoney’s obligations under the Severance Agreement shall continue in effect, including without limitation his obligations under Section 4 (“Non-Disparagement”) and 8(i) (“Litigation and Regulatory Cooperation”). For the avoidance of doubt, the modifications to the Severance Agreement pursuant to this Agreement shall be applicable to the incorporation of such provisions in the General Release Agreement.

7.Confidential Information and Non-Disclosure. Mr. Mahoney acknowledges that, by reason of his employment and duties for DRHC, he became informed of or assisted in developing proprietary information (whether or not in writing) concerning the business strategies, potential acquisitions, and financial strategies and projections, concerning DRHC and DiamondRock Hospitality Limited Partnership and/or their subsidiaries (all of which are collectively referred to herein as “DiamondRock”), which has not been released to the general public or the industry and is not generally known to the public or in the industry, and which, if disclosed, could result in an unfair competitive disadvantage to DiamondRock (“Confidential Information”). For the avoidance of doubt, no information that has been publicly reported by DiamondRock shall be considered to be Confidential Information nor shall any information be considered to be Confidential Information if it enters (or has already entered) the public or industry domain other than as a result of a disclosure by Mr. Mahoney, nor shall any information be considered to be Confidential Information if Mr. Mahoney did not learn of or receive such information during and by reason of his employment with DHRC. Mr. Mahoney agrees that until March 31, 2020, he shall not use or permit to be used for any purpose adversely competitive, or otherwise materially adverse, to DiamondRock any such Confidential Information.

8.Protected Disclosure; Defend Trade Secrets Act. The terms of Section 8 of the General Release Agreement (“Protected Disclosures and Other Protected Actions”) shall apply to this Agreement as if set forth fully herein. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, Mr. Mahoney shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.Announcement. RLJ represents that it has refrained from making any public disclosure of a decision to hire Mr. Mahoney and it shall continue to refrain from making any such disclosure until July 15, 2018. RLJ further acknowledges that it intends to issue a press release concerning, among other things, the hire of Mr. Mahoney and represents that, as it relates to Mr. Mahoney, such press release shall have the text substantially in the form of Exhibit A. RLJ agrees that it shall give DRHC notice of the date of the issuance of such press release at least one (1) business day before such date of issuance; provided that no such notice shall be required if the press release is issued on July 16, 2018. RLJ shall provide such notice, if required, by email to William J. Tennis of DRHC (btennis@drhc.com).

10.Dismissal of Litigation. No later than five (5) business days after DRHC receives the Payment, DRHC shall dismiss the Litigation by notice to the Court pursuant to Fed.R.Civ.P. 41(a)(1)(A)(i). Such dismissal shall specify that it is with prejudice. If for any reason any other action is necessary to obtain a dismissal of the Litigation, DRHC shall undertake any such action.

11.Release of Claims; Attorneys’ Fees. DRHC releases Mr. Mahoney from all claims, liabilities and damages, legal and equitable (“Claims”) that it raised in the Litigation or that arise from the facts and circumstances that were the subject of the allegations by DRHC in the Litigation (“Litigation-Related Claims”). Mr. Mahoney releases DiamondRock and all directors, officers and employees of any DiamondRock entity (together the “DiamondRock Releasees”) from any and all Litigation-Related Claims, including any Claim that he could have raised by counterclaims or by a third party claim in the Litigation. DRHC releases RLJ and all directors, officers, and employees of RLJ or any of its subsidiaries from all Litigation-Related Claims, including without limitation Claims of tortious interference with advantageous or contractual relations. RLJ releases the DiamondRock Releasees from any Litigation-Related Claims, including without limitation Claims of tortious interference with advantageous or contractual relations. Each Party shall bear his or its own attorneys’ fees with respect to all Litigation-Related Claims and the negotiation of this Agreement. For the avoidance of doubt, this Section 11 shall not affect the enforceability of this Agreement or other agreements preserved to the extent provided in Section 14 below.

12.Modification. This Agreement may be modified or amended only by a written instrument duly signed by the Parties hereto.

13.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, without regard to principles of conflict of laws.

14.Entire Agreement; Interpretation. This Agreement, the Severance Agreement, the General Release Agreement and the Equity Agreements and Plans, as defined in the General Release Agreement, and any other agreements expressly incorporated in any of the foregoing, constitute and contain the complete understanding and agreement of DRHC and Mr. Mahoney; provided that certain obligations under the Severance Agreement and the General Release Agreement are modified as set forth herein. With the exception of the foregoing, this Agreement supersedes and replaces all prior negotiations and all agreements, both written and oral, between DRHC and Mr. Mahoney. This Agreement constitutes the complete agreement between DRHC and RLJ regarding the subject matter of this Agreement and supersedes and replaces all prior negotiations and agreements between DRHC and RLJ with respect to such subject matter. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against any Party.

15.Severability. If any provision of this Agreement is held invalid, such invalidation shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application, and to this end the provisions of this Agreement are declared to be severable.

16.Representations and Warranties; Knowing and Voluntary Agreement. By Mr. Mahoney’s signature below, Mr. Mahoney represents and warrants that: (i) Mr. Mahoney has been represented by an attorney of his own choosing in connection with this Agreement and he has been advised to consult with his attorney concerning this Agreement before signing it; (ii) Mr. Mahoney has been given a reasonable amount of time to consider this Agreement; (iii) Mr. Mahoney has read and reviewed this Agreement thoroughly and fully understands its terms and conditions and their significance and has discussed them with his independent legal counsel; (iv) Mr. Mahoney agrees to all of the terms and conditions of this Agreement; and (v) Mr. Mahoney is signing this Agreement voluntarily and of his own free will, with the full understanding of its legal consequences, and with the intent to be bound by this Agreement. Each Party’s representations and warranties under this Agreement shall survive the execution and delivery of this Agreement.

17.No Reliance. Each of the Parties represents, warrants, and agrees that in executing this Agreement, he or it has placed no reliance whatsoever on any statement, representation, or promise of any other Party or any other person or entity, not expressly set forth herein, or upon the failure of any other Party or any other person or entity to make any statement, representation or disclosure of anything whatsoever. This clause shall: (i) preclude any claim that any Party was in any way fraudulently induced to execute this Agreement, and (ii) preclude the introduction of parol evidence to vary, interpret, supplement, or contradict the terms of this Agreement. Each Party has read the Agreement carefully, knows and understands the contents of this Agreement, and has made such investigation of the facts pertaining to the settlement and this Agreement and of all matters pertaining to this Agreement as such Party deems necessary or desirable.

18.PDF or Facsimile Signatures and Counterparts. The Parties agree that facsimile and PDF signatures of this Agreement shall be treated the same as original signatures and further agree that this Agreement may be executed in counterparts.

The Parties acknowledge that they have read the foregoing Agreement and know its contents, and know that its terms are contractually and legally binding. The Parties further acknowledge that they enter into this Agreement knowingly and voluntarily.

DIAMONDROCK HOSPITALITY COMPANY

By: /s/ William J. Tennis                    7-10-2018
William J. Tennis                    Date
Executive Vice President and
General Counsel

RLJ LODGING TRUST

By: /s/ Ross H. Bierkan                    7-16-2018
Ross H. Bierkan                    Date
President and Chief Executive Officer

/s/ Sean Mahoney                    7-10-18
Sean Mahoney                        Date

EXHIBIT A

RLJ Lodging Trust Names Sean M. Mahoney Executive
Vice President and Chief Financial Officer

BETHESDA, Maryland, July 15, 2018 - RLJ Lodging Trust (the “Company”) (NYSE: RLJ) today announced that Sean M. Mahoney will join the Company as Executive Vice President and Chief Financial Officer. Mr. Mahoney will report directly to Leslie D. Hale, the [Company’s incoming President and Chief Executive Officer].

“We are excited to welcome Sean to the RLJ team. Sean is a seasoned REIT executive with broad industry experience and deep financial knowledge with a proven track record of prudent balance sheet management. He is well-respected by the investment community and will be a great addition to RLJ.” stated Leslie D. Hale.

Mr. Mahoney recently served as Executive Vice President, Chief Financial Officer and Treasurer of DiamondRock Hospitality Company (NYSE:DRH), a lodging real estate investment trust, from September 2008 through March 2018. In this role, Mr. Mahoney led the finance and accounting teams, oversaw all capital markets activity, and played an active role in corporate strategy and planning, investor relations, acquisition and dispositions, risk management and investor relations. Earlier in his career, Mr. Mahoney worked in the audit practices of Arthur Andersen, KPMG and Ernst & Young. Mr. Mahoney received a B.S. in accounting from Syracuse University in 1993.

About Us

RLJ Lodging Trust is a self-advised, publicly traded real estate investment trust that owns primarily premium-branded, high-margin, focused-service and compact full-service hotels. The Company’s portfolio consists of [155] hotels with approximately [30,200] rooms located in [26] states and the District of Columbia and an ownership interest in one unconsolidated hotel with 171 rooms.

For additional information or to receive press releases via email, please visit our website: http://rljlodgingtrust.com

Contact
RLJ Lodging Trust
Leslie D. Hale, Chief Operating Officer and Chief Financial Officer
301-280-7774